Exhibit 10.1
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 20, 2009 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), TRUSTWAVE HOLDINGS, INC., a Delaware corporation (“Holdings”), TW MIRAGE NETWORKS, INC., a Texas corporation (“TW”), TRUSTWAVE INTERMEDIATE, INC., a Delaware corporation (“Intermediate”)and TW VERICEPT CORPORATION, a Delaware corporation (formerly known as “TrustWave Acquisition, Inc.)(“Vericept” and individually and collectively, jointly and severally, with Holdings, TW and Intermediate, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety that certain Loan and Security Agreement, dated as of April 26, 2006, between Securepipe, Inc., F9 Acquisition Corp. and Bank, as amended by that certain Consent, Joinder and First Loan Modification Agreement dated as of December 29, 2006, as further amended by that certain Consent, Joinder and Second Loan Modification Agreement dated as of August 8, 2007, as further amended by a certain Consent and Third Loan Modification Agreement dated August 21, 2007, as further amended by a certain Fourth Loan Modification Agreement dated as of September 25, 2008, as further amended by a certain Joinder and Fifth Loan Modification Agreement dated as of March 20, 2009, and as further amended by a certain Sixth Loan Modification Agreement dated as of May 21, 2009. In consideration of the mutual covenants contained herein and benefits to be derived herefrom, the parties agree as follows:
          WHEREAS, each Borrower has requested that Bank establish the loan arrangement as set forth herein; and
          WHEREAS, each Borrower requests that as a convenience to that Borrower, such loans as may be made hereunder shall be directed to Holdings which will, in turn, distribute the proceeds thereof to the respective Borrower;
          NOW THEREFORE, as an additional inducement for Bank to establish the loan arrangement and to direct such loans as may be made hereunder to Holdings as described above, each Borrower covenants and agrees as follows:
          1 ACCOUNTING AND OTHER TERMS
          Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
          1.1 Designation of Agent. Each Borrower hereby designates Holdings as the agent of that Borrower to discharge the duties and responsibilities as provided herein.
          1.2 Operation of Borrowing. Except as otherwise provided in this Article, loans and advances hereunder shall be requested solely by Holdings as agent for each Borrower. Each Borrower shall be directly indebted to Bank for each advance distributed to Holdings, together with all accrued interest thereon, as if that amount had been advanced directly by Bank to such Borrower. Bank shall have no responsibility to inquire as to the distribution of loans and advances made by Bank through Holdings as described herein.
          1.3 Continuation of Authority of Agent. The authority of Holdings to request loans on behalf of, and to bind, the Borrowers, shall continue unless and until Bank actually receives written notice of the termination of such authority.
          2 LOAN AND TERMS OF PAYMENT

          2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
          2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
          (c) Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.3 or 2.1.5), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.
          (d) Early Termination Fee. In the event that Revolving Line is terminated prior to the Revolving Line Maturity Date, the Borrower shall pay a prepayment fee to Bank in the amount of Seventeen Thousand Five Hundred Dollars ($17,500) (the “Early Termination Fee”).
          2.1.2 Letters of Credit Sublimit.
     (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000), inclusive of Credit Extensions relating to Sections 2.1.4 and 2.1.5. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
     (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
               (a) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
               (b) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
          2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve and the aggregate amount of FX Forward Contracts may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000), inclusive of Credit Extensions relating to Sections 2.1.3, and 2.1.5.
          2.1.4 Cash Management Services Sublimit. Borrower may use up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Cash Management Services Sublimit”), inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
          2.1.5 Overadvances. If, at any time, the Credit Extensions under Sections 2.1.2, 2.1.3, 2.1.4, and 2.1.5 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.
          2.2 Payment of Interest on the Credit Extensions.
          (a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Payments. Unless otherwise provided, interest is payable on the Payment Date. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

          2.3 Fees. Borrower shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of Twenty Five Thousand Dollars ($25,000.00), on the Effective Date; and
          (b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
          (c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.
          (d) Early Termination Fee. The Early Termination Fee, when due hereunder.
          3 CONDITIONS OF LOANS
          3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) Duly executed original signatures to the Loan Documents to which it is a party;
          (b) Duly executed original signatures to the Control Agreement[s];
          (c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the (i) Secretary of State of the State of Delaware for Holdings, Intermediate and Vericept, and (ii) Secretary of State of the State of Texas for TW, each as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) Duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (e) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released; and
          (f) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.3 hereof.
          3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
          3.3 Covenant to Deliver.
          Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
          4 CREATION OF SECURITY INTEREST
          4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
          If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
          4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.
          5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
          5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation] and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
          The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
          5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.
          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
          All Inventory is in all material respects of good and marketable quality, free from material defects.
          Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business, and except with respect to open source computer programs. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.
          5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Fifty Thousand Dollars ($150,000.00).
          5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
          5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
          5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.
          5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
          5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
          5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to acquire F9 Acquisition Corp. and to refinance outstanding Indebtedness of each Borrower and not for personal, family, household or agricultural purposes.
          5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
          6 AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
          6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.
          6.2 Financial Statements, Reports, Certificates.
               (a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year (on or before August 15, 2009 with respect Borrower’s fiscal year ending December 31, 2007 and on or before September 30, 2009 with respect Borrower’s fiscal year ending December 31, 2008), audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Fifty Thousand Dollars ($150,000) or more; (vi) prompt notice of an event that materially and adversely affects the value of the intellectual property; (vii) annually, within thirty (30) days after the last day of Borrower’s fiscal year end, Board approved projections; and (viii) other financial information reasonably requested by Bank.
               (b) Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) deferred revenue report.
               (c) Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
               (d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
          6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).
          6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
          6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $50,000.00, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 within thirty (30) days of the Effective Date or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.
          6.6 Operating Accounts.
               (a) Maintain its primary operating accounts with Bank and all of Borrower’s cash or securities in excess of that amount used for Borrower’s operations shall be maintained at Bank or SVB Securities, with the exception of the Borrower’s Chinese international operating account for the purpose of current ordinary and necessary operating expenses; provided that the maximum aggregate balance of such account does not exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time (the “Permitted Account”). Any Guarantor shall maintain all depository, operating and securities accounts with Bank, or SVB Securities.
               (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. Notwithstanding the foregoing, the provisions of the previous sentence shall not apply to the Borrower’s Foreign Subsidiaries’ international operating accounts for the purpose of current and necessary operating expenses, provided that the balance of such Collateral Account or Accounts, in the aggregate, is less than Two Hundred Fifty Thousand Dollars ($250,000.00). In addition, the provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
     6.7 Financial Covenants. The Borrower shall at all times comply with the following financial covenants, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis (provided, however, that for purposes of calculating the covenants in paragraphs (a) and (b) below for the months of June 2009 and July 2009, Borrower “on a consolidated basis” shall exclude Intermediate and Vericept):
          (a) Liquidity. As of the last day of each month, a ratio of (i) Quick Assets to (ii) the sum of all Obligations and liabilities of Borrower to Bank, plus the aggregate amount of any issued Letters of Credit by Bank, of at least 1.75 to 1.0.
          (b) EBITDA. Borrower shall achieve EBITDA of: (i) a loss no greater than Five Hundred Thousand Dollars (($500,000)) for (A) the month ending June 30, 2009, (B) the two (2) months ending July 31, 2009, (C) the three (3) months ending August 31, 2009, (D) the four (4) months ending September 30, 2009 and (E) the five (5) months ending October 31, 2009, (ii) a loss no greater than Two Hundred Fifty Thousand Dollars (($250,000)) for the six (6) months ending November 30, 2009, (iii) at least zero ($0.00) (no loss) for (A) the seven (7) months ending December 31, 2009, (B) the eight (8) months ending January 31, 2010, (C) the nine (9) months ending February 28, 2010, (D) the ten (10) months ending March 31, 2010, and (E) the eleven (11) months ending April 30, 2010, (iv) at least Seven Hundred Fifty Thousand Dollars ($750,000) for the twelve (12) months ending May 31, 2010, (v) at least One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for the twelve (12) months ending June 30, 2010, (vi) at least One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) for the twelve (12) months ending July 31, 2010 and (vii) at least Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) for the twelve (12) months ending August 31, 2010.
          (c) Capital Expenditures. Borrower shall not permit its capital expenditures (as determined in accordance with GAAP, but excluding expenses incurred in connection with the acquisition of Vericept by Holdings) to exceed $3,200,000 in any fiscal year.
     6.8 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Bank to maintain the perfection and priority of its security interest in such copyrights or mask works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.
          6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
          6.10 Landlord Waiver. On or before thirty (30) days of the Effective Date, the Borrower shall deliver to Bank a landlord waiver in form and substance reasonably satisfactory to Bank.
          6.11 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
          7 NEGATIVE COVENANTS
          Borrower shall not do any of the following without Bank’s prior written consent:
          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Liens and Permitted Investments. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.
          7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if the Key Person ceases to hold such office with Borrower and a replacement reasonably satisfactory to Bank is not made within sixty (60) days after departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000), in the aggregate, per fiscal year, in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
          7.3 Mergers or Acquisitions. Without the Bank’s prior written consent, which shall not be unreasonably withheld or delayed, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) total consideration including cash and the value of any non-cash consideration, for any one transaction shall not exceed Two Million Dollars ($2,000,000), and all such transactions shall not in the aggregate exceed Six Million Dollars ($6,000,000) in any fiscal year of Borrower; (b) the entity to be acquired is in the same or similar line of business as the Borrower, (c) the acquisition is not a “hostile” takeover by Borrower, (d) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (e) Borrower is the surviving legal entity; and (f) each entity acquired by Borrower shall, immediately prior to the acquisition, show positive trailing twelve (12) month EBITDA. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
          7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

          7.5 Encumbrance. Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein.
          7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.
7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Five Hundred Thousand Dollars ($500,000) per fiscal year.
          7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
          7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
          8 EVENTS OF DEFAULT
          Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
          8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three day grace period will not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
          8.2 Covenant Default.
               (a) Borrower fails or neglects to perform any obligation in Section 6.2, 6.6, 6.7, or violates any covenant in Section 7; or
               (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
          8.3 Material Adverse Change. A Material Adverse Change occurs;
          8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Bank ( or Bank’s Affiliate) seeking to attach, by trustee or similar process, any funds of, or of any entity under control of Borrower (including a Subsidiary) on deposit with the Bank; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Fifty Thousand Dollars ($50,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);
          8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
          8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;
          8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
          8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or
          8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.
          8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
          9 BANK’S RIGHTS AND REMEDIES
          9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

               (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
               (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
               (c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
               (d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
               (e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
               (f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
               (g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
               (h) demand and receive possession of Borrower’s Books; and
               (i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
          9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
          9.3 Accounts Verification; Collection. If an Event of Default has occurred and is continuing, Bank may notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.

          9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
          9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
          9.6 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
          9.7 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
          9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
          10 NOTICES
          All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	TrustWave Holdings, Inc.
70 West Madison
Suite 1050
Chicago, Illinois 60602
Attn: ______________________
Fax: ______________________
Email: ______________________

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent
Suite 600
Broomfield, Colorado 80021
Attn: Mr. Jay Wefel
Fax: (303) 469-9028
Email: jwefel@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com
          11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE
          Illinois law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Illinois. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
          12 GENERAL PROVISIONS
          12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
          12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
          12.3 Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officer or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
          12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
          12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
          12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
          12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
          12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
          12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
          12.10 Borrower Liability. Each Borrower hereunder shall be obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
          12.11 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
          13 DEFINITIONS
          13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
          “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
          “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
          “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
          “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
          “Agreement” is defined in the preamble hereof.
          “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the Amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).
          “Bank” is defined in the preamble hereof.
          “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
          “Board” means Borrower’s Board of Directors.
          “Borrower” is defined in the preamble hereof
          “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
          “Borrowing Base” is (i) eighty percent (80.0%) of Eligible Accounts, plus (ii) eighty percent (80.0%) of Borrower’s Eligible UK Subsidiary Accounts, as determined by Bank from Borrower’s most recent Borrowing Base

Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral. The total aggregate Eligible UK Subsidiary Accounts may not, at any time exceed the lesser of: (i) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), or (ii) twenty-five percent (25.0%) of the aggregate Borrowing Base.
          “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.
          “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
          “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.
          “Cash Management Services” is defined in Section 2.1.5.
          “Cash Management Services Sublimit” is defined in Section 2.1.5.
          “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
          “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
          “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
          “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
          “Communication” is defined in Section 10.
          “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.
          “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
          “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
          “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
          “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
          “Debt Service” means, as of the last day of each fiscal month, any amounts of principal and interest paid or repaid on Indebtedness of Borrower, including without limitation, all Indebtedness to the Bank, any other lenders or note holders, Subordinated Debt, and capital leases in the ordinary course of Borrower’s business (but excluding operating leases).
          “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
          “Default Rate” is defined in Section 2.2(b).
          “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
          “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
          “Designated Deposit Account” is Borrower’s deposit account, account number _____________, maintained with Bank.
          “Dollars,” “dollars” and “$” each mean lawful money of the United States.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
          “Early Termination Fee” is defined in Section 2.1.1(d).
          “EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.
          “Effective Date” is defined in the preamble of this Agreement.
          “Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
(a) Accounts for which the Account Debtor has not been invoiced;
(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
(d) Credit balances over ninety (90) days from invoice date;
(e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
(f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States except for Eligible Foreign Accounts;
(g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
(h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
(j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
(k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
(l) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);
(m) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and
(n) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.
          “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States but are otherwise Eligible Accounts that Bank approves in writing, on a case by case basis, in its sole and absolute discretion.
          “Eligible UK Subsidiary Accounts” are Accounts which are owned by Borrower’s UK Subsidiary, TrustWave Limited., which would constitute Eligible Accounts but for the fact that they are owned by TrustWave Limited., and are owing from an Account Debtor located in the United Kingdom, and with respect to which Bank has a first priority fixed charge, in form and substance acceptable to Bank.
          “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
          “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” is defined in Section 8.

          “Foreign Currency” means lawful money of a country other than the United States.
          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
          “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
          “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
          “FX Forward Contract” is defined in Section 2.1.4.
          “FX Reserve” is defined in Section 2.1.4.
          “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Guarantor” is any present or future guarantor of the Obligations, including TrustWave Holdings Limited, and TrustWave Limited.
          “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
          “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

          “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person, except in accordance with Section 7.3 hereof.
          “IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of April 26, 2006, as amended and supplemented.
          “Key Person” is the Borrower’s Chief Executive Officer.
          “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.3.
          “Letter of Credit Application” is defined in Section 2.1.3(a).
          “Letter of Credit Reserve” has the meaning set forth in Section 2.1.3(d).
          “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
          “Liquid Assets” shall mean all unrestricted and unencumbered cash, Cash Equivalents, and marketable securities maintained at Bank or SVB Securities (provided a control agreement is in place) in Borrower’s name and not pledged to any other Person, less any pending disbursements at such given time.
          “Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.
          “Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement, the Subordination Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
          “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
          “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
          “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
          “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and its bylaws in current form each of the foregoing with all current amendments or modifications thereto.
          “Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.
          “Payment/Advance Form” is that certain form attached hereto as Exhibit B.

          “Payment Date” is the first day of each calendar month.
          “Perfection Certificate” is defined in Section 5.1.
          “Permitted Account” is defined in Section 6.6(a).
          “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (c) Subordinated Debt;
          (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and
          (e) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
          “Permitted Investments” are:
               (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
               (b) Cash Equivalents, in any fiscal year; and
               (c) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000.00) in the aggregate, for all other fiscal years, for such Subsidiaries’ ordinary and necessary current operating expenses.
          “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;
          (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Three Hundred Thousand Dollars ($300,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and
          (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
          “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
          “Prime Rate” is the greater of (i) four and one-half of one percent (4.50%) or (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
          “Quick Assets” is, on any date, Borrower’s unrestricted cash and Cash Equivalents maintained at Bank, plus net Eligible Accounts.

          “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made
          “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
          “Revolving Line” is an Advance or Advances in aggregate amount of up to Ten Million Dollars ($10,000,000) outstanding at any time; provided, however, that on and from the Effective Date to and including the date on which Bank has received, in form and substance satisfactory to Bank in its sole discretion, field exams for each of the Borrowers and Borrower’s audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion for Borrower’s fiscal year ended December 31, 2007, “Revolving Line” shall mean an Advance or Advances in aggregate amount of up to Five Million Dollars ($5,000,000) outstanding at any time.
          “Revolving Line Maturity Date” is September 24, 2010.
          “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
          “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
          “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
          “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
          “Transfer” is defined in Section 7.1.
          “Unused Revolving Line Facility Fee” is defined in Section 2.3(c).
          “Warrant” is that certain Warrant to Purchase Stock dated April 26, 2006, executed by Borrower in favor of Bank.
Signature page follows.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

TRUSTWAVE HOLDINGS, INC.

By:	/s/ Robert J. McCullen

Name:	Robert J. McCullen

Title:	Chief Executive Officer

TW MIRAGE NETWORKS, INC.

By:	/s/ Robert J. McCullen

Name:	Robert J. McCullen

Title:	Chief Executive Officer

TRUSTWAVE INTERMEDIATE, INC.

By:	/s/ Robert J. McCullen

Name:	Robert J. McCullen

Title:	Chief Executive Officer

TW VERICEPT CORPORATION

By:	/s/ Robert J. McCullen

Name:	Robert J. McCullen

Title:	Chief Executive Officer

BANK:

SILICON VALLEY BANK

By:

Name:

Title:

          The undersigned, TRUSTWAVE LIMITED, a company registered in England & Wales, ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Deed of Guarantee in favor of Bank dated September 25, 2008 (the “Guarantee”) and acknowledges, confirms and agrees that the Guarantee shall remain in full force and effect and shall in no way be limited by the execution of this Amended and Restated Loan and Security Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection therewith.
[Signature page to Loan and Security Agreement]

TRUSTWAVE LIMITED

By:	/s/ Robert J. McCullen

Name:	Robert J. McCullen

Title:

    The undersigned, TRUSTWAVE HOLDINGS LIMITED, a company registered in England & Wales, ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Deed of Guarantee in favor of Bank dated November 27, 2007 (the “Guarantee”) and acknowledges, confirms and agrees that the Guarantee shall remain in full force and effect and shall in no way be limited by the execution of this Amended and Restated Loan and Security Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection therewith.
TRUSTWAVE HOLDINGS LIMITED

By:	/s/ Robert J. McCullen

Name:	Robert J. McCullen

Title:

[Signature page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

1

EXHIBIT B
Loan Payment/Advance Request Form
Deadline for same day processing is Noon E.S.T.*

Fax To:	Date:

LOAN PAYMENT:
TRUSTWAVE HOLDINGS, INC.
TW MIRAGE NETWORKS, INC.
TRUSTWAVE INTERMEDIATE, INC.
TW VERICEPT CORPORATION

From Account #____________________________________	To Account #____________________________________
(Deposit Account #)	(Loan Account #)

Principal $ ____________________________________	and/or Interest $____________________________________

Authorized Signature:____________________________________	Phone Number: ________________________
Print Name/Title: ____________________________________

Loan Advance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #______________________	To Account #_____________________________
(Loan Account #)	(Deposit Account #)
Amount of Advance $___________________________
All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: ___________________________	Phone Number: ___________________________
Print Name/Title: ___________________________

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

1

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

2

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	TRUSTWAVE HOLDINGS, INC.
TW MIRAGE NETWORKS, INC.
TRUSTWAVE INTERMEDIATE, INC.
TW VERICEPT CORPORATION
     The undersigned authorized officers of TRUSTWAVE HOLDINGS, INC., TW MIRAGE NETWORKS, INC., TRUSTWAVE INTERMEDIATE, INC. and TW VERICEPT CORPORATION (individually and collectively, jointly and severally, the “Borrower”) certify that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certify that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledge that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly consolidated and consolidating financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 150 days**	Yes No

Board Approved Projections	Annually, within 30 days after year end	Yes No

Borrowing Base Certificate (together with A/R & A/P Agings, and deferred revenue report)	Monthly within 30 days	Yes No

Audit	Annually	Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
(a) Liquidity	1.75:1.0	:1.0	Yes No
(b) EBITDA*	$	$	Yes No
(c) Capital Expenditures	$3,200,000	$	Yes No

*	As set forth in section 6.7(b) of the Loan Agreement.

**	8/15/2009 for FY 2007; 9/30/09 for FY 2008

               The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

TRUSTWAVE HOLDINGS, INC.	BANK USE ONLY
By:	Received by:

authorized signer
Name:	Date:

Title:

Verified:
authorized signer
Date:

Compliance Status: Yes No

TW MIRAGE NETWORKS, INC.

By:
Name:
Title:

TRUSTWAVE INTERMEDIATE, INC.

By:
Name:
Title:

TW VERICEPT CORPORATION

By:
Name:
Title:

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.
I. LIQUIDITY (Section 6.7(a))

A. Borrower’s unrestricted cash and Cash Equivalents maintained at Bank	$
B. Net Eligible Accounts	$
C. Quick Assets (the sum of lines A and B)	$
D. Obligations and liabilities of Borrower to Bank	$
E. Aggregate amount of any issued Letters of Credit by Bank	$
F The sum of Line D and Line E	$
G. Liquidity Ratio, Line C divided by Line F
Is line G equal to or greater than 1.75:1:00?
Compliance:

_______ No, not in compliance	_______ Yes, in compliance
II. EBITDA (Section 6.7(b))

Required:	See chart below
Actual:

A. Net Income	$
B. Interest Expense	$
C. To the extent deducted in the determination of Net Income
1. Depreciation expense	$
2. Amortization expense	$
3. Income tax expense	$
4. The sum of lines C.1, 2, and 3	$
D. EBITDA (line A plus line B plus line C)	$
Is line D equal to or greater than $__________? (see chart below)

Required:
Minimum cumulative EBIDTA at the end of each period noted below in the following amounts:

Date	EBITDA
One month ended June 30, 2009	($500,000)
two (2) months ending July 31, 2009	($500,000)
three (3) months ending August 31, 2009	($500,000)
four (4) months ending September 30, 2009	($500,000)
five (5) months ending October 31, 2009	($500,000)
six (6) months ending November 30, 2009	($250,000)
seven (7) months ending December 31, 2009	$0
eight (8) months ending January 31, 2010	$0
nine (9) months ending February 28, 2010	$0
ten (10) months ending March 31, 2010	$0
eleven (11) months ending April 30, 2010	$0
twelve (12) months ending May 31, 2010	$750,000
twelve (12) months ending June 30, 2010	$1,250,000

Date	EBITDA
twelve (12) months ending July 31, 2010	$1,750,000
twelve (12) months ending August 31, 2010	$2,750,000
Compliance:

_______ No, not in compliance	_______ Yes, in compliance

EXHIBIT B- BORROWING BASE CERTIFICATE
Borrowers: TrustWave Holdings, Inc., TW Mirage Networks, Inc., Trustwave Intermediate, Inc. and TW Vericept Corporation
Lender: Silicon Valley Bank
Loan Amount: $10,000,000.00 ($5,000,000 until receipt by Bank, in form and substance satisfactory to Bank in its sole discretion, of field exams for each of the Borrowers and Borrower’s audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion for Borrower’s fiscal year ended December 31, 2007)
ACCOUNTS RECEIVABLE

1. Accounts Receivable (invoiced) Book Value as of ___________	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$
5. Balance of 50% over 90 day accounts	$
6. Foreign Accounts	$
7. Foreign Invoiced Accounts	$
8. Contra/Customer Deposit Accounts	$
9. Intercompany/Employee Accounts	$
10. Credit balances over 90 days	$
11. Concentration Limits	$
12. U.S. Governmental Accounts	$
13. Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
14. Accounts with Progress/Milestone/Pre-billings; Contract Accounts	$
15. Accounts for Retainage Billings	$
16. Trust Accounts	$
17. Bill and Hold Accounts	$
18. Unbilled Accounts	$
19. Non-Trade Accounts	$
20. Accounts with Extended Term Invoices	$
21. Accounts subject to Chargebacks	$
22. Disputed Accounts	$
23. Other (please explain on reverse)	$
24. Deferred Revenue	$
25. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
26. Eligible Accounts (#3 minus #25)	$
27. ELIGIBLE AMOUNT OF ACCOUNTS (80% of #26)	$
28. ELIGIBLE UK SUBSIDIARY ACCOUNTS
29. Eligible UK Subsidiary Accounts Receivable Book Value as of	$
30. Eligible Amount of Eligible UK Accounts (lesser of (i) 25% of the aggregate Borrowing Base, and (ii) $1,750,000)	$

31. LOAN VALUE OF ALL ACCOUNTS (#27, plus #30)	$
BALANCES

32. Maximum Loan Amount		$10,000,000.00	*
33. Total Funds Available [Lesser of #32 or #31]	$
34. Present balance owing on Line of Credit	$
35. Outstanding under Sublimits	$
36. RESERVE POSITION (#33 minus #34 and #35)	$

*	$5,000,000 until receipt by Bank, in form and substance satisfactory to Bank in its sole discretion, of field exams for each of the Borrowers and Borrower’s audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion for Borrower’s fiscal year ended December 31, 2007
The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

TRUSTWAVE HOLDINGS, INC.

By:

Authorized Signer
Date:

TW MIRAGE NETWORKS, INC.
By:

Authorized Signer

Date:

TRUSTWAVE INTERMEDIATE, INC.

By:

Authorized Signer
Date:

TW VERICEPT CORPORATION

By:

Authorized Signer
Date:

BANK USE ONLY

Received by:

authorized signer
Date:

Verified:

authorized signer
Date:

Compliance Status: Yes No